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                                                                     EXHIBIT 3.1
                              Amended and Restated
                          Certificate of Incorporation
                                of ComBanc, Inc.

         Pursuant to the provisions of Section 241 and 245 of the General Corporation Law of the State of Delaware, the undersigned sole incorporator of ComBanc, Inc., a Delaware corporation organized on November 25, 1997, does hereby amend and restate the Certificate of Incorporation as follows:

         The Amended and Restated Certificate of Incorporation set forth herein was duly adopted prior to the receipt of any payment for any of the Corporation's stock.

         FIRST: The name of this corporation is: ComBanc, Inc.

         SECOND: Its registered office in the State of Delaware is to be located 15 Loockerman Street, in the city of Dover, County of Kent, 19903-0841. The registered agent in charge thereof is AGENTS FOR DELAWARE CORPORATIONS, INC.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: Total number of shares which the Corporation is authorized to have shall be five million (5,000,000) shares of common stock, no par value.

         FIFTH: The Corporation shall eliminate the personal liability of a director to the Corporation or its Stockholders for monetary damages for breach of his fiduciary duty as a director. This Article Fifth shall not apply and shall not eliminate personal liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for illegal distribution of dividends; (iv) for any transaction from which the director derived an improper personal benefit.

         SIXTH: The Corporation shall indemnify its present and past Directors, officers, employees and agents, and such other persons as it shall have powers to indemnify, to the full extent permitted under the provisions of Delaware law.

         SEVENTH: The business and affairs of the Corporation shall be managed by the Board of Directors, the directors being elected and appointed as required by the Bylaws of the Corporation.

         EIGHTH: The Corporation reserves the right to amend and repeal all provisions contained in this Certificate of Incorporation by a majority vote of stockholders.

         I, the undersigned sole incorporator do hereby make this Amended and Restated Certificate of Incorporation this 24th day of August, 1998.




                                               --------------------------------
                                               Martin D. Werner, Incorporator




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